Exhibit (G)(2)

AMENDMENT

TO

CUSTODY AGREEMENT

This Amendment (the “Amendment”) is made as of December 11, 2017 by and between AdvisorShares Trust (the "Trust") and The Bank of New York Mellon (“Custodian”).

BACKGROUND:

A. WHEREAS, the Trust and Custodian are parties to a Custody Agreement dated as of July 16, 2009, as amended (the “Agreement”);

B. WHEREAS, this Amendment is an amendment to the Agreement and shall update the list of Series on Schedule II thereto and set forth terms applicable to certain of the Series;

C. WHEREAS, capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined herein; and

D. WHEREAS, the Trust and Custodian desire to amend the Agreement with respect to the foregoing;

TERMS:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Schedule II shall be deleted in its entirety and replaced with amended Schedule II attached hereto. Schedule II is updated to reflect the addition of the Vice ETF (“Vice Fund”) among other items.

2.	The prospectus currently in effect at all times for the Vice Fund shall contain the following language:

“Cannabis-related companies that engage in medical or pharmaceutical research or the production and distribution of controlled substances such as marijuana in the United States must be registered with the DEA to perform such activities and have the security, control, recordkeeping, reporting and inventory mechanisms required by the DEA to prevent drug loss and diversion. With respect to cannabis-related companies and vendors servicing such companies, the Fund will not invest in companies that grow, sell, import, manufacture, distribute, transport, or handle cannabis in any way unless they are registered with the DEA or otherwise in compliance with U.S. Federal Regulations, thus allowing them to legally handle the product, nor will the Fund invest in vendors principally established and operating to provide products and services to cannabis-related companies.”

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The Trust will notify Custodian prior to making any changes to, or removing, this prospectus language from an effective prospectus for the Vice Fund.

3.	For the Vice Fund and no other Series of the Trust, Custodian will conduct pre-trade compliance for the investment restrictions set forth in Section 2 above regarding cannabis-related companies. The Trust will, or will cause the Trust's investment adviser to, notify Custodian of new securities in advance of purchase in compliance with such pre-trade compliance procedures as mutually agreed upon from time to time by the parties.

4.	The termination rights of the parties at Article IX of the Agreement are hereby amended by adding the following with respect to the Vice Fund if the terms applicable to the Vice Fund set forth in Sections 2 and 3 above are not complied with for any reason. The Trust shall have 5 Business Days (the “Cure Period”) to cause the Vice Fund to return to compliance with the terms set forth in Sections 2 and 3 above, if the Vice Fund remains non-compliant after the Cure Period, the Custodian may terminate the Agreement with respect to the Vice Fund by giving the Trust a notice in writing specifying the date of such termination which shall not be less than thirty (30) days after the date of giving such notice.

5.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the matters described herein.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(Signature page follows.)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

ADVISORSHARES TRUST

By:	/s/ Dan Ahrens
Name:	Dan Ahrens
Title:	Secretary & Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Andrew Pfeifer
Name:	Andrew Pfeifer
Title:	Vice President

Date: 12/11/17

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